1998 ANNUAL BONUS PLAN FOR EXECUTIVE OFFICERS



I.     Bonus Components

A.     Group Profit Plan                              XX Points
Potential points reduced by 10% for each 1% under plan.

B.     Group Profit Growth
Potential points increased by 10% for each 1% by which margin growth exceeds 10% of prior year's margin. If growth exceeds 20% of prior year's margin, potential points increased by 1% for each 1% in excess of 100% (with a maximum of 10 points.)

C.     Group Revenue Growth
If A and B above are substantially met and if targeted revenue growth exceeds 10% of prior year's, one point is earned for each 1/2% over targeted revenue growth, up to a maximum of 5 points.

D.     Company EPS Plan
If A and B above are substantially met, potential points reduced by 5% for each cent under plan.

E.     Company EPS
Entire bonus reduced by 50% if company EPS is 6% under plan.

F.     Company Profit Growth
Potential points increased by .5% for each 1% above targeted margin growth, maximum 5 points.

G.     Staff
Potential points earned if expenses are less than targeted budget. Potential points are increased by 10% for each 1% expenses are less than targeted budget (up to a maximum of 10 points.)

H.     Company Margin Plan
Potential points are earned if A and B above are substantially met and if the margin growth for 1999 exceeds margin growth target for 1998.

I.     Expenses Plan
Potential points are increased by 10% for each 1% expense growth is less than percentage revenue growth from continuing operations

J.     Company Expenses Plan
Potential points earned if 1999 planned staff expense growth rate is less than a targeted percentage of the 1999 planned company revenue growth rate.

II.     Calculation

Points  X Maximum % = Bonus Potential
------
100

III. Bonus potential can be adjusted (up/down) for quality, strategic value building and other subjective factors but cannot exceed maximum %. A maximum pool based on bonus potential is established for each group.
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IV.     Bonus for CEO is based solely on component D above and is not subject to components A and B being substantially met. Bonuses for EVP's with staff management responsibilities are based on components D, E, G, I, and J above, provided that component D will be reduced by 10% for every 1% expenses exceed the targeted budget under component G. Bonuses for EVP's with operational executive management responsibilities are based on components A, B, C, D, E, F, and H above. Bonuses for EVP's with operational management responsibilities are based on components A, B, C, D, E, F and H above.

V. ALL bonus payments to senior executives (CEO, EVP, SVP and VP) must be authorized by PMSC Board of Directors and can be reduced based on the Board's analysis of quality, customer satisfaction, business practices, timeliness of product/project completion and overall performance.

VI.     Subject Salary - All Categories
Any Bonus payment is based on annualized salary as of September 30 of the year for which bonus is paid. Bonuses are payable in cash and restricted stock pursuant to the Restricted Stock Ownership Plan.